Exhibit 10.1

Pennsylvania Real Estate Investment Trust (“PREIT”)

2011 Incentive Compensation Opportunity Award

for                                          ,

2011 Incentive Opportunity[2]
2011 Incentive Range[3] - % of Base Salary
Threshold[4] Target[4] Outperformance[4]

2011 Base Salary[1]	$

		Corporate Measure[5], 8	Threshold[7]	Target[7]	Outperformance[7]
		FFO Per Share[6]	$	$	$

2011 INCENTIVE
		OPPORTUNITY:*	$	$	$

*	The amount payable under this award will be paid in cash during the period January 1, 2012 through March 15, 2012. Except as may be otherwise provided in your employment agreement or determined by the Executive Compensation and Human Resources Committee of the Board of Trustees of PREIT (the “Committee”), the payment of any 2011 Incentive Compensation to you is conditioned on your continued employment by PREIT or one of its affiliates through the date that 2011 Incentive Compensation is paid to officers generally.

The Grantee has read and understands this award, including the endnotes which describe the terms of the award, and agrees to be bound by such terms. Further, the Grantee agrees that any amount awarded and paid to the Grantee under this award shall be subject to PREIT’s “Recoupment Policy” as in effect on the date the Committee granted this award, and as such policy is subsequently amended.

IN WITNESS WHEREOF, PREIT has caused this 2011 Incentive Compensation Opportunity Award to be duly executed by its duly authorized officer and the Grantee has hereunto set his hand on                          , 2011.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:

Grantee

ENDNOTES

[1]

“2011 Base Salary” means your regular, basic compensation from PREIT and/or a PREIT affiliate for 2011, not including bonuses or other additional compensation, but including contributions made by PREIT and/or a PREIT affiliate on your behalf, by salary reduction pursuant to your election, (i) to an arrangement described in section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) to a “cafeteria plan” (as defined in section 125(d) of the Code), and (iii) for a “qualified transportation fringe” (as defined in section 132(f) of the Code).

[2]

“2011 Incentive Opportunity” means the opportunity to earn incentive compensation for 2011, up to             % of your Base Salary, in the event certain performance goals are achieved. Subject to notes 7 and 8, performance relates solely to PREIT’s performance with respect to one measure of its financial results for 2011.

[3]

“2011 Incentive Range” means, depending on the level of performance achieved (i.e., Threshold, Target or Outperformance), the percentage of your Base Salary that you may earn under this 2011 Incentive Compensation Opportunity Award. If the performance is between the Threshold level and the Target level, or between the Target level and the Outperformance level, the percentage will be interpolated accordingly.

[4]

“Threshold” signifies a solid achievement, which is expected to have a reasonably high probability of achievement, but which may fall short of expectations. Threshold performance represents the level of performance that has to be achieved before any of your potential 2011 Incentive Compensation is earned. If the Threshold performance level is achieved, you will earn at least             % of your 2011 Base Salary as your 2011 Incentive Compensation. If the Threshold performance level is not met, you will not receive any 2011 Incentive Compensation.

“Target” generally signifies that the business objectives for the year, which are expected to have a reasonable probability of achievement, have been met. For purposes of this award, this represents approximately the mid-range of the estimate for FFO Per Share publicly announced by PREIT on February 23, 2011. If the Target performance level is achieved, you will earn at least             % of your 2011 Base Salary as your 2011 Incentive Compensation.

“Outperformance” signifies an outstanding achievement, an extraordinary performance by industry standards, and which is expected to have a modest probability of achievement. If the Outperformance level is achieved, you will earn             % of your 2011 Base Salary as your 2011 Incentive Compensation. In no event will PREIT pay you 2011 Incentive Compensation under this award in excess of             % of your 2011 Base Salary.

If the Committee exercises its authority under note 8, “Threshold”, “Target” and “Outperformance” will apply, as appropriate, separately to FFO Per Share and to the Supplemental Factor or Factors (see note 8).

[5]

The “Corporate Measure” is the business performance factor (or factors, if the Committee exercises its authority under note 8) on which performance is based, and the “Corporate Salary Portion” is the amount of your 2011 Base Salary to which the Corporate Measure is applied. In your case, that amount is $            , or 100% of your 2011 Base Salary. Accordingly, in your case, the Corporate Salary Portion and your 2011 Base Salary are identical.

[6]

“FFO Per Share” means, with respect to each diluted share of beneficial interest in PREIT, “funds from operations” of PREIT for its fiscal year ending December 31, 2011, as reported to the public by PREIT after the end of the fiscal year.

[7]

The Committee shall have the authority, in its sole discretion, to adjust the Threshold, Target and Outperformance levels set forth in this award if and to the extent that, in the sole judgment of the Committee, the reported FFO Per Share does not reflect the performance of PREIT for 2011 in a manner consistent with the purposes of this award due to the effect of any unusual or nonrecurring transaction or occurrence on the reported FFO Per Share. Any such adjustment shall be made to the 2011 Incentive Compensation Opportunity Awards granted to all officers of PREIT and PREIT affiliates. The Committee shall not be obligated to make any adjustment. If the Committee elects to make an adjustment, it shall be free to take such factors into account as it deems appropriate under the circumstances in its sole discretion. Further, in the case of a transaction or occurrence that also constitutes a “Change of Control” of PREIT (as defined in your employment agreement), the Committee shall have the authority, in its sole discretion, to accelerate the determination and payment of your 2011 Incentive Compensation.

8.

The Committee shall have the authority, in its sole discretion, to determine that up to 20% of your Base Salary shall be based upon one or more business performance factors other than FFO Per Share (such other factors, the “Supplemental Factors”). If the Committee exercises this authority, the Committee shall determine on or prior to March 15, 2012 (i) the percentage of your 2011 Base Salary, but not in excess of 20%, to be based on the Supplemental Factor or Factors; (ii) the Supplemental Factor or Factors for 2011; and (iii) the percentage of your 2011 Base Salary (from the Threshold to the Outperformance percentage) to be awarded in respect of the Supplemental Factor or Factors. Each of the determinations referred to in the preceding sentence shall be applied uniformly to the Corporate Salary Portion of all officers of PREIT or any of its affiliates. The Committee shall be free to select in its sole discretion the Supplemental Factor or Factors for 2011 and the weight to be accorded to each Supplemental Factor. The Committee shall be under no obligation to exercise its authority under this note 8, and, if it does not exercise such authority, your 2011 Incentive Compensation shall be determined, subject to note 7, solely by FFO Per Share. Determinations by the Committee under this note 8 and under note 7 for 2011 Incentive Compensation shall not affect to any extent determinations that the Committee may make for future years. The Committee will provide notice to each officer affected by a determination made under this note 8, which shall disclose the Supplemental Factor or Factors and such other information as the Committee shall elect to include in the notice. A failure to provide such notice shall not affect any determination hereunder.

9.

The Committee has the sole authority to interpret the terms and provisions of this award and to decide any questions that may arise under this award. Its determinations shall be conclusive and binding on all parties.